EXHIBIT 99.1


      Investor Contact:             Media Contact:
      Gary Holter, CFO              David Reiners
      APAC Customer Services, Inc.  Manager, APAC
      Office: (847) 374-5478        Corporate Communications
      or Carmelina Stoklosa         Office: (319) 896-4845
      Vice President/Treasurer      Cellular: (319) 389-5254
      Office: (847) 374-1954        Pager: (800) PAGE MCI
                                    Pin #1799500


For Immediate Release


                APAC Customer Services, Inc. Extends,
              Expands Customer Care Agreement with UPS

DEERFIELD, Illinois, September 22, 1999 - APAC Customer Services, Inc. (NASDQ:APAC), has signed a multi-year extension to its current agreement with United Parcel Service of America (UPS). The original agreement was signed in 1995 to provide network-wide customer care outsourcing.

            APAC's customer-handling applications are expected to expand its customer care network and create additional opportunities for APAC employees.

            Ted G. Schwartz, Chairman and CEO of APAC Customer Services, said, "We are delighted to expand our relationship with UPS. It validates our strategic model, where we can partner with outstanding companies such as UPS, http://www.ups.com to create a highly effective customer management delivery system. Together with UPS, we're committed to raising customer service and quality performance to new levels."


                 ABOUT APAC CUSTOMER SERVICES, INC.

Founded in 1973 and headquartered in the Chicago suburb of Deerfield, Illinois, with corporate offices located nationally, APAC Customer Services, Inc., is one of the nation's leading, most technologically advanced providers of business services that strengthen and improve customer relationship management programs, Internet services and call center network consolidation. In addition, APAC provides sophisticated data enhancement services, operations consultation and e-commerce program development, all to a growing list of blue-chip companies that includes some of the most recognized names in American business and industry. Some of the clients who seek APAC's high technology and business services expertise include those in telecommunications, health care/pharmaceutical, financial services, insurance and travel and hospitality. APAC Customer Services' more than 60 customer interaction centers and approximately 18,000 employee stand ready to handle any and all customer interaction needs. For more information, call 1- (800)OUTSOURCE and visit the company on the Web at: http://www.apaccustomerservices.com.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including potential fluctuations in results of operations, the market for outsourced customer relationship management programs, the impact of competitive products and services and risk factors listed in APAC Customer Services' registration statement on Form 10-K for the fiscal year ended January 3, 1999.